Exhibit 15

November 5, 2003

Cendant Corporation
9 West 57th Street
New York, New York

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Cendant Corporation and subsidiaries for the three and nine month periods ended September 30, 2003 and 2002, as indicated in our report dated November 5, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the three and nine month periods ended September 30, 2003, is incorporated by reference in Cendant Corporation's Registration Statement Nos. 333-11035, 333-17323, 333-17411, 333-20391, 333-23063, 333-26927, 333-35707, 333-35709, 333-45155, 333-45227, 333-49405, 333-78447, 333-86469, 333-51586, 333-59246, 333-65578, 333-65456, 333-65858, 333-83334, 333-84626, 333-86674 and 333-87464 on Form S-3 and Registration Statement Nos. 33-74066, 33-91658, 333-00475, 333-03237, 33-58896, 33-91656, 333-03241, 33-26875, 33-75682, 33-93322, 33-93372, 33-80834, 333-09633, 333-09637, 333-30649, 333-42503, 333-34517-2, 333-42549, 333-45183, 333-47537, 333-69505, 333-75303, 333-78475, 333-51544, 333-38638, 333-64738, 333-71250, 333-58670, 333-89686, 333-98933 and 333-102059 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York

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